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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Scott’s Liquid Gold, Inc.

(Name of Registrant as Specified In Its Charter)

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SCOTT’S LIQUID GOLD-INC.
4880 Havana Street
Denver, Colorado 80239
NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS
To Be Held May 3, 2006
TO OUR SHAREHOLDERS:
     The Annual Meeting of Shareholders of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), will be held at 9:00 a.m., Mountain Time, on Wednesday, May 3, 2006 at the Company’s offices, 4880 Havana Street, Denver, Colorado for the purpose of considering and acting upon the following:
(1)	The election of seven directors;

(2)	Such other matters as may properly come before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on March 14, 2006 are entitled to notice of and to vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Dennis P. Passantino
Corporate Secretary
Denver, Colorado
March 29, 2006
THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SCOTT’S LIQUID GOLD-INC.
4880 Havana Street
Denver, Colorado 80239

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
SUMMARY COMPENSATION TABLE
COMPENSATION COMMITTEE REPORT
Stock Performance Graph
CERTAIN TRANSACTIONS
SECTION 16 REPORTS
COMPANY ACCOUNTANTS
REPORT OF AUDIT COMMITTEE
SHAREHOLDER PROPOSALS
2005 ANNUAL REPORT ON FORM 10-K
SOLICITATION OF PROXIES
OTHER BUSINESS

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2006
     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders to be held at 9:00 a.m., Mountain Time, on Wednesday May 3, 2006 at the Company’s offices, 4880 Havana Street, Denver, Colorado, or any adjournment thereof. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to the shareholders of the Company on or about March 29, 2006.
     Any shareholder signing and mailing the enclosed Proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy.
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
     All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock. Each share of the Company’s common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On March 14, 2006, the record date for shareholders entitled to vote at the meeting, the Company had 10,503,000 shares of its $0.10 par value common stock issued and outstanding.
     When a quorum is present, in the election of directors, those seven nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board of Directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

     The following persons are the only persons known to the Company who on March 14, 2006, owned beneficially more than 5% of the Company’s common stock, its only class of outstanding voting securities:

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class
Mark E. Goldstein 4880 Havana Street Denver, Colorado 80239	2,817,365	(1)(2)	26.3%

Scott’s Liquid Gold-Inc. Employee Stock Ownership Plan 4880 Havana Street Denver, Colorado 80239	1,236,023	(3)	11.8%

Atchison Investments Limited and Gregory Butcher 235 Main Street Gibraltar (4)	743,496	(4)	7.1%

(1)	Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives. Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns 80% of the outstanding stock of the Goldstein Family Corporation in his individual name and owns as a trustee 20% of the outstanding stock of the Goldstein Family Corporation. Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd. Also includes 218,900 shares underlying stock options granted by the Company and exercisable within 60 days, and 93,670 shares held by Mr. Goldstein’s minor children. Includes 52,600 shares held jointly by Mr. Goldstein and his wife, and does not include 25,890 shares of the Company’s common stock owned by Mr. Goldstein’s spouse, as to which Mr. Goldstein disclaims any beneficial ownership.

(2)	Does not include 115,818 shares held by the Company’s Employee Stock Ownership Plan attributable to Mr. Goldstein’s vested interest in the Plan as of December 31, 2005.

(3)	The five-person committee administering the Employee Stock Ownership Plan directs the voting of shares held under such Plan. The Company’s four executive officers are members of this five-person committee.

(4)	Atchison Investments Limited is an investment company of which the managing director and sole owner is Gregory Butcher. This information is based upon a Schedule 13D filed by that entity with the Securities and Exchange Commission and additional stock ownership information provided by Mr. Butcher. Includes 50,000 shares issued to a trust over which Mr. Butcher has voting power, and 693,496 shares over which Mr. Butcher is believed to have beneficial ownership. See “Certain Transactions” for additional information concerning Mr. Butcher.

SECURITY OWNERSHIP OF MANAGEMENT
     The following table shows as of March 14, 2006, the shares of the Company’s common stock beneficially owned by each director and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership (1)		of Class
Mark E. Goldstein	2,817,365	(2)(3)(4)	26.3%
Jeffrey R. Hinkle	349,278	(3)(4)(5)	3.3%
Jeffry B. Johnson	235,400	(3)(4)(6)	2.2%
Dennis P. Passantino	228,400	(3)(4)	2.1%
Carl A. Bellini	141,300	(3)	1.3%
Dennis H. Field	173,500	(3)	1.6%
Gerald J. Laber	90,000	(3)	.8%
All Directors and executive officers as a Group (seven persons)	4,035,243	(3)(4)	34.4%

(1)	Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.

(2)	For information regarding Mr. Goldstein’s beneficial ownership of shares, see footnote 1 under the table in “Voting Securities and Principal Shareholders.”

(3)	For each named person, includes the following number of shares underlying stock options granted by the Company: 218,900 for Mr. Goldstein; 227,400 for Mr. Hinkle; 198,400 for Mr. Johnson; 198,400 for Mr. Passantino; 135,000 for Mr. Bellini; 170,000 for Mr. Field, and 90,000 for Mr. Laber.

(4)	Does not include shares owned by the Company’s Employee Stock Ownership Plan under which, at December 31, 2005, Mark E. Goldstein had a vested interest in 115,818 shares, Jeffrey R. Hinkle had a vested interest in 75,432 shares, Jeffry B. Johnson had a vested interest in 71,877 shares, and Dennis P. Passantino had a vested interest in 58,635 shares.

(5)	Of Mr. Hinkle’s shares, 121,878 shares are held in a revocable trust of which Mr. Hinkle and his wife are co-trustees.

(6)	Of Mr. Johnson’s shares, 32,000 are held jointly by Mr. Johnson and his wife.
     There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
Nominees
     The Company’s Board of Directors consists currently of seven directors. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the seven nominees for director named below. If, at the time of the Meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

Name of Nominee and		Director	Principal Occupation for
Position in the Company	Age	Since	Last Five Years
Mark E. Goldstein (Chairman of the Board, President and Chief Executive Officer)	50	1983	Chairman of the Board of the Company since February 22, 2000, President and Chief Executive Officer of the Company since August, 1990. From 1982 to 1990, Vice President-Marketing of Company. Employed by the Company since 1978.

Jeffrey R. Hinkle (Vice President — Marketing and Sales)	52	2000	Vice President-Marketing and Sales of the Company since February 2000. Vice President of Marketing and Sales for the Company’s subsidiaries from November 1992 to 2000. Employed by the Company since 1981.

Jeffry B. Johnson (Treasurer and Chief Financial Officer)	60	2000	Treasurer and Chief Financial Officer of the Company since November 2000. From 1981 to 2000, Controller of Company. Employed by the Company since 1976.

Dennis P. Passantino (Vice President — Operations and Corporate Secretary)	50	2002	Vice President — Operations and Corporate Secretary since November 2002. From 1991 to 2002, Operations Manager. Employed by the Company since 1981.

Carl A. Bellini	72	2000	Management Consultant since 1997. From 1987 to 1997, Executive Vice President and Chief Operating Officer of Revco D.S., Inc. (a large drug store chain).

Dennis H. Field	73	1991	Management Consultant since 1990. From 1984 to 1990, Executive Vice President/General Manager, Faberge USA, Inc. (mass market health and beauty aids).

Gerald J. Laber, CPA	62	2004	Director since January, 2004. Investor and community volunteer since 2000. From 1980 to 2000 partner with Arthur Andersen L.L.P.; director with Applied Films Corporation, Boulder Specialty Brands, Inc., Qualmark Corporation, and Spectralink Corporation.

     All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board of Directors are shown below under “Directors’ Meetings and Committees”.
     The Company’s only executive officers are those who are described in the foregoing table. The officers of the Company are elected annually at the first meeting of the Company’s Board of Directors held after each annual meeting of shareholders and serve at the pleasure of the Board of Directors.
     There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.
Directors’ Meetings and Committees
     During the year ended December 31, 2005, the Company had six directors meetings plus five actions by unanimous written consent. The Company’s Board of Directors has both a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.
     The primary responsibilities of the Compensation Committee include development of an executive compensation philosophy for the Company; origination of all executive compensation proposals; review of the appropriate mix of variable versus fixed compensation; and review of all transactions between the Company and any executive officer or director, whether or not involving compensation. The Committee consists currently of three outside directors of the Company and, in addition, the President of the Company. Current members of the Compensation Committee are Dennis H. Field (Chairperson), Carl A. Bellini, Gerald J. Laber, and Mark E. Goldstein (with Mr. Goldstein having no vote). The Compensation Committee had four meetings plus one action by unanimous written consent during 2005.
     The Audit Committee has as its primary responsibilities the appointment of the independent auditor for the Company, the pre-approval of all audit and non-audit services, and assistance to the board of directors in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications, independence and performance and the Company’s compliance with legal requirements. The Audit Committee operates under a written charter adopted by the board of directors, a copy of which was attached as an exhibit to the Company’s proxy statement for the 2005 annual meeting of shareholders. The current members of the Audit Committee are Gerald J. Laber (Chairperson), Carl A. Bellini and Dennis H. Field. Each member of the Audit Committee is an independent director as defined in the current Nasdaq rules. Mr. Laber has the professional experience deemed necessary to qualify as an audit committee financial expert under rules of the Securities and Exchange Commission. The Audit Committee had five meetings plus one action by unanimous written consent during 2005.
Nomination Process
     The Board of Directors of the Company does not have a nominating committee. The full Board of Directors performs the functions of a nominating committee. The Board of Directors believes that it does not need a separate nominating committee because the full Board is relatively small, has the time to perform the functions of selecting Board nominees and in the past has acted unanimously in regard to nominees.
     In considering an incumbent director whose term of office is to expire, the Board of Directors reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board of Directors are asked for suggestions as to potential candidates, discuss any candidates suggested by a shareholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board of Directors has not engaged professional search firms for this purpose. A selection of a nominee by the Board of Directors requires a majority vote of the Company’s directors. The Board of Directors consists of seven members of which three directors are independent as defined in current Nasdaq rules.
     The board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly those relevant to consumer products, personal integrity and a high reputation and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board of Directors.
     Pursuant to a policy adopted by the Board of Directors, the directors will take into consideration a director nominee submitted to the Company by a shareholder; provided that the shareholder submits the director nominee and reasonable supporting material concerning the nominee by the due date for a shareholder proposal to be included in the Company’s proxy statement for the applicable annual meeting as set forth in rules of the Securities and Exchange Commission then in effect. See “Shareholder Proposals” below.
Director Attendance at Company Annual Meetings
     The Company does not have a policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of shareholders. The Company has always encouraged its directors to attend its annual meeting. In 2005, all directors attended the Company’s annual meeting of shareholders.
Stockholder Communications With the Board
     Historically, the Company has not had a formal process for stockholder communications with the Board of Directors. The Company has made an effort to insure that views expressed by a shareholder are presented to the Board of Directors.
Code of Business Conduct and Ethics
     The Company has a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions. The Code applies to all employees, including executive officers, and to directors. The Code concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, no trading by such a person if the person is aware of information that may be considered material, a prohibition on taking corporate opportunities, competing fairly and honestly, diversity as an asset, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. The Code sets forth steps which may be followed if there is a situation where it is difficult to know right from wrong. A copy of the Code of Business Conduct and Ethics may be obtained upon request to: Secretary, Scott’s Liquid Gold—Inc., 4880 Havana Street, Denver, Colorado 80239.
Compensation Committee Interlocks and Insider Participation
     Mr. Dennis Field serves on both the Compensation Committee and the Audit Committee. From 1978 to 1982, Mr. Field was President and Chief Operating Officer of Aquafilter Corporation, a wholly-owned subsidiary of the Company which manufactured cigarette filters. After leaving Aquafilter Corporation, Mr. Field had virtually no contact with the Company from the date of his resignation to 1991 when he was asked to join the Company’s Board. Prior to 1991, he was Executive Vice President/General Manager, U.S. Division, of Faberge. Mr. Field has a distinguished career with significant consumer product companies.
     During 2005, none of the Company’s executive officers served on the board or compensation committee of another entity which had one of its executive officers serve as a director of the Company or a member of the Company’s Compensation Committee.
Executive Compensation
     Summary Compensation Table
     The following Summary Compensation Table shows the annual and other compensation of the chief executive officer and all other executive officers of the Company at December 31, 2005, for services in all capacities provided to the Company and its subsidiaries for the past three years.
SUMMARY COMPENSATION TABLE

	Annual Compensation				Long Term Compensation
Name and				Other Annual	Securities	All Other
Principal		Salary	Bonus	Compensation	Underlying Options	Compensation
Position	Year	$	$(1)	$	(#)	($)(2)

Mark E. Goldstein	2005	$400,000	—	$46,360	148,400	$2,551
Chairman of the Board, President and	2004	$400,000	—	$36,032	—	$2,692
Chief Executive Officer	2003	$390,300	—	$33,711	70,500	$4,184

Jeffrey R. Hinkle	2005	$225,000	—	$12,605	148,400	$2,551
Vice President — Marketing and	2004	$225,000	—	$12,069	—	$2,692
Sales	2003	$220,100	—	$10,663	79,000	$4,184

Jeffry B. Johnson	2005	$190,000	—	$12,362	148,400	$2,337
Treasurer and Chief Financial	2004	$190,000	—	$17,311	—	$2,525
Officer	2003	$190,000	—	$10,933	50,000	$4,043

Dennis P. Passantino	2005	$183,750	—	$16,687	103,400	$2,303
Vice President — Operations	2004	$183,750	—	$15,720	—	$2,490
and Corporate Secretary	2003	$183,750	—	$13,606	85,000	$4,089

Note: There were no restricted stock awards or long term incentive payouts during the last three fiscal years.

(1)	The Company has adopted a bonus plan for its executive officers for the year 2006. The plan provides that an amount will be distributed to the Company’s executive officers equal to 10% of the annual before tax profit exceeding $1 million, excluding items that are infrequent, unusual, or extraordinary. Such amount, if any, for 2006 will be divided among the Company’s executive officers as follows: President, 31%, Vice

President-Marketing and Sales, 25%, Treasurer, 22%, and Vice President — Operations, 22%. In no event is a bonus paid unless pre-tax profits, excluding the above-mentioned items, exceed $1,000,000 for the fiscal year, nor is any bonus paid on the first $1,000,000 of pre-tax earnings, excluding the above-mentioned items. The Company had substantially the same plan in 2005, 2004, and 2003.

(2)	All Other Compensation for each of the executive officers consists of Company contributions under an Employee Stock Ownership Plan and Trust Agreement (“ESOP”) which provides that the Company may contribute annually to the ESOP cash or common stock in an amount not to exceed 25% of all participants’ total compensation (the maximum amount currently deductible under tax laws). The Board of Directors determines whether any contributions will be made for the year. Benefits are allocated to all eligible employees according to a formula based on compensation, except that any income earned on assets of the Trust is allocated to ESOP participants based upon the value that each participant’s account bears to the total value of Trust assets.
The dollar amount of Other Annual Compensation changes from year to year because of fluctuations in the costs of benefits and their timing. Other Annual Compensation in the table above for 2003 through 2005 is comprised of the following:

	Mark E. Goldstein			Jeffrey R. Hinkle
	2003	2004	2005	2003	2004	2005
Automobile purchase (1)	$—	$—	$—	$—	$—	$—
Income taxes on automobile purchase (1)	—	—	—	—		—
Other automobile expenses	1,886	2,669	4,853	402	1,881	1,068
Memberships	14,015	17,946	25,247	—	—	—
Life insurance	2,412	2,412	2,412	1,344	1,478	1,478
Income taxes on life insurance	1,839	1,839	1,839	944	1,035	1,035
Medical plan (2)	5,362	3,851	4,694	2,812	2,688	4,037
Disability plan (3)	4,672	4,672	4,672	5,161	4,987	4,987
Other	3,525	2,643	2,643	—	—	—

Total other compensation	$33,711	$36,032	$46,360	$10,663	$12,069	$12,605

	Jeffry B. Johnson			Dennis P. Passantino
	2003	2004	2005	2003	2004	2005
Automobile purchase (1)	$—	$—	$—	$6,158	$7,349	$7,349
Income taxes on automobile purchase (1)	—	—	—	4,319	5,155	5,155
Other automobile expenses	907	1,428	2,061	1,170	576	656
Memberships	—	—	—	—	—	—
Life insurance	2,427	3,241	3,348	646	1,016	1,016
Income taxes on life insurance	1,657	2,272	2,349	621	713	713
Medical plan (2)	5,140	9,441	3,612	692	911	1,798
Disability plan (3)	802	929	992	—	—	—
Other	—	—	—	—	—	—

Total other compensation	$10,933	$17,311	$12,362	$13,606	$15,720	$16,687

(1)	Every three to five years, the Company provides funds needed, plus an amount to pay resulting income taxes, to each executive officer for the purchase of an automobile. In the case of Mr. Passantino, the amount shown for 2003 through 2005 represents the lease value, and income tax on that value, for his use in 2003 through 2005 of a vehicle leased by the Company.

(2)	In addition to group life, health, hospitalization and medical reimbursement plans which generally are available to all employees, the Company has adopted a plan which provides for additional medical coverage of not more than $50,000 per year to each of the Company’s executive officers. The plan further provides that, for a period of five years following an executive officer’s voluntary retirement, or involuntary retirement in the event of a change in control of the Company, the Company will, at no cost to the executive or his or her surviving dependents, cover the executive and/or such dependents under the Company Health Plan and shall also provide, at no cost to the executive, for the payment of additional medical coverage of up to $50,000 a year.

(3)	The Company maintains a Key Executive Disability Plan. The purpose of this Plan is to provide the executive with his or her regular salary during periods of long-term disability in excess of 90 days to age 70, or to date of death, whichever first occurs. The benefits available under this Plan will cease upon termination of employment as an executive officer of the Company other than during a period of disability. The Plan is partially funded by disability insurance maintained by the Company under which the Company is the beneficiary. The table sets forth the premiums paid by the Company for this disability insurance.
     Option Grants in Last Fiscal Year
     The following table concerns the grant of options during the year ended December 31, 2005 to executive officers of the Company. All options granted in 2005 have an exercise price equal to at least the fair market value as of the date of grant.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants					for Option Term
		% of Total
	Number of Securities	Options
	Underlying Options	Granted to	Exercise or
	Granted	Employees in	Base Price
Name	(#)(2)(3)	Fiscal Year	($/Share)	Expiration Date	5%($)(1)	10%($)(1)
Mark E. Goldstein	80,000	8.3%	59	May 3, 2010	$7,935	$22,374
Mark E. Goldstein	50,000	5.2%	.66	August 22, 2010	$5,288	$15,315
Mark E. Goldstein	18,400	1.9%	1.06	December 13, 2010	$3,114	$9,018
Jeffrey R. Hinkle	80,000	8.3%	.54	May 3, 2010	$11,935	$26,374
Jeffrey R. Hinkle	50,000	5.2%	.60	August 22, 2010	$8,228	$18,315
Jeffrey R. Hinkle	18,400	1.9%	.96	December 13, 2010	$4,880	$10,784
Jeffry B. Johnson	80,000	8.3%	.54	May 3, 2010	$11,935	$26,374
Jeffry B. Johnson	50,000	5.2%	.60	August 22, 2010	$8,288	$18,315
Jeffry B. Johnson	18,400	1.9%	.96	December 13, 2010	$4,880	$10,784
Dennis P. Passantino	80,000	8.3%	.54	May 3, 2010	$11,935	$26,374
Dennis P. Passantino	5,000	0.5%	.60	August 22, 2010	$829	$1,832
Dennis P. Passantino	18,400	1.9%	.96	December 13, 2010	$4,880	$10,784

(1)	Assumes 5% and 10% growth per year based upon May 4, 2005 price of $0.54/share for the options expiring May 3, 2010, a price of $.60/share on August 23, 2005 for the options expiring August 22, 2010, and a price of $0.96/share on December 14, 2010 for the options expiring December 13, 2010.

(2)	The options shown in the table above were issued under the Company’s 1997, 1998 and 2005 Stock Option Plans. Under those Plans, no option may be exercised more than ten years after it is granted. If the option grant is for an incentive stock option, and in the case of the 2005 Plan for a non-qualified stock option, the exercise price must be at least 100% of the fair market value of the Company’s stock on the date of grant. The exercise price for a nonqualified stock option under the 1997 and 1998 Plans must be no less than 85% of the fair market value of the Company’s stock on the date of grant. If the grantee owns more than 10% of the Company’s outstanding stock, then these limitations for an incentive stock option are five years from the date of grant and 110% of the fair market value. No incentive option may be granted to any person in any year to purchase shares having an aggregate fair market value greater than $100,000 at the date of the option grant. All outstanding options granted by the Company have been at the fair market value at the date of grant or 110% of the fair market value in the case of Mr. Goldstein who owns more than 10% of the Company’s outstanding stock. The term of options granted by the Company has generally been five years. Payment for shares purchased upon the exercise of any option must be made in cash.

(3)	Mr. Goldstein, Mr. Hinkle, and Mr. Johnson each had an option for 50,000 shares which expired on December 3, 2005. Mr. Passantino had an option for 5,000 shares which also expired December 3, 2005.
     Outstanding Options
     No options were exercised by any of the Company’s executive officers during 2005. The following table summarizes information with respect to the value of each person’s unexercised stock options at December 31, 2005.
Fiscal Year End Option Values

	Number of Securities		In-the-Money
	Underlying Unexercised		Value of Unexercisable
	Options at Year End		Options at Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark E. Goldstein	218,900	0	$63,879	0
Jeffrey R. Hinkle	227,400	0	$78,460	0
Jeffry B. Johnson	198,400	0	$73,320	0
Dennis P. Passantino	198,400	0	$81,220	0

(1)	The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company’s stock at December 31, 2005 of $0.96/share over the per share exercise price multiplied by the number of unexercised option.

COMPENSATION COMMITTEE REPORT
     Background
     The Compensation Committee of the Board of Directors, in February, 2005 at the time of establishing the compensation payable in 2005 to the Company’s executive officers, was comprised of three outside directors (Mr. Bellini, Mr. Field, and Mr. Laber) and the Company’s President (who serves as a non-voting member of the Committee). The responsibilities of the Compensation Committee include the origination of all executive compensation proposals.
     In making decisions regarding executive compensation, the Compensation Committee considers a number of factors. The Compensation Committee has also determined that an outside consultant on compensation matters should be used once every three years to provide information about the compensation paid to the Company’s executive officers compared to compensation paid by other companies.
     Organization Philosophy
     The Committee believes that the Company’s organization and the specific responsibilities of its executive officers are an essential part of analyzing compensation levels. The first important point concerning the management of the Company is that each executive subscribes to a team concept of executive management, and operates in accordance with this concept. Although each of the executive officers has specific areas of responsibility and each is able to and often does make independent decisions, the executive officers operate as a collaborative team, and very few, if any, significant decisions are made without input from the group as a whole.
     Second, each executive officer is responsible for a number of distinct areas and tasks. Each performs many tasks traditionally associated with “middle management” in other companies in addition to their respective duties of top level or executive management. As a result, the Company has very little “middle management” and operates as a fairly lean organization.
     Mark E. Goldstein became President and Chief Executive Officer of the Company in 1990 and Chairman of the Board in February, 2000. Mark E. Goldstein has the responsibilities associated with these positions at a public company. He is also actively involved in the sales and marketing efforts of the Company and its development of new products. For example, Mark Goldstein is the primary contact with the Company’s largest account, Wal-Mart Stores, Inc.; and he, together with Jeffrey R. Hinkle, directs the Company’s advertising and promotional efforts. Mr. Goldstein also directs the Company’s research and development and quality control activities. Each other executive officer reports to Mr. Goldstein as do certain key employees. He ultimately is responsible for the day-to-day operations of the Company, although he relies on the Company’s other executive officers for advice and counsel.
     Jeffrey R. Hinkle has been employed by the Company for 24 years. He joined the Company as a regional sales manager in 1981, held various sales positions at the Company’s subsidiaries, including Vice President-Marketing of subsidiaries, and became Vice President-Marketing of the Company in February, 2000. His current title is Vice President – Marketing and Sales. Mr. Hinkle manages the Company’s sales force, is responsible for marketing and works together with Mr. Goldstein in regard to the Company’s advertising and promotional efforts. Together with Mr. Goldstein, Mr. Hinkle is a primary contact with the Company’s largest accounts. Mr. Hinkle also is the primary contact with brokers utilized by the Company.

     Jeffry B. Johnson was elected as the Company’s Treasurer and Chief Financial Officer in November, 2000. Mr. Johnson has served the Company for 29 years. He joined the Company as internal auditor in 1976, was promoted to Controller in 1981, and to Chief Accounting Officer on October 1, 2000. Mr. Johnson performs all of the functions of Treasurer and Chief Financial Officer.. Mr. Johnson is in charge of the financial department, supervises with Mr. Goldstein information services, data processing and computer operations of the Company, oversees personnel benefits and is one of the officers involved in strategic planning. Mr. Johnson also negotiates and maintains the relationships of the Company with its lending bank and other creditors.
     Dennis P. Passantino was elected as an executive officer in November, 2002. He is the Vice President-Operations and Corporate Secretary. Mr. Passantino has served the Company for 24 years. He joined the Company as Materials Manager in 1981, was promoted to Operations Manager in 1991. Mr. Passantino has a direct responsibility for operations of the Company’s plant and facilities and oversees research and development, chemical quality control, regulatory and safety matters, purchasing from vendors, materials and office services.
     Factors and Policies
     In determining executive compensation in 2005, the Committee considered the management organization as described above and the following factors, among others:
(a)	Services performed and time devoted to the Company by the executive;

(b)	Amounts paid to executives in comparable companies;

(c)	The size and complexities of the business;

(d)	Successes achieved by the executive;

(e)	The executive’s abilities;

(f)	The executive tenure;

(g)	Corporate financial results;

(h)	Prevailing economic conditions;

(i)	Compensation paid to other employees of the corporation; and

(j)	The amount previously paid to the executive.
     The Company and the Compensation Committee have viewed the base salary as an important part of the compensation for the Company’s executive officers as well as other employees. The Company’s 2005 executive bonus plan provided for a bonus pool based on 10% of pre-tax profits (excluding items that are infrequent, unusual or extraordinary) for the year in excess of $1 million. Any bonus amount payable under the plan would have been divided among the executive officers. The Company had substantially the same plan in prior years and has implemented substantially the same plan for the year 2006. The compensation of executive officers also includes stock options. The Compensation Committee intends to have the stock options align the executive’s interest with those of the Company’s shareholders and provide a reward to executives if there is growth in shareholder value.
     The Company provides certain other benefits and perquisites to the executive officers. The Committee believes that the types of benefits offered to Company executives and the value of these benefits are similar to benefit packages provided by other companies. A number of the benefits are provided by the Company not only to the executive officers but also to other Company employees. The Company believes that these benefits are appropriate for their positions, to compensate them consistent with market levels and to facilitate performance of their jobs in a more efficient and effective manner.

     Application of Factors
     Utilizing these factors and policies, the Compensation Committee in February, 2005 determined that: Mr. Goldstein’s base salary would remain the same in 2005, as in 2004, at $400,000; Mr. Hinkle’s base salary would remain the same in 2005, as in 2004, at $225,000; that Mr. Johnson’s base salary would remain the same in 2005, as in 2004, at $190,000; that Mr. Passantino’s base salary would remain the same in 2005, as in 2004, at $183,750; that the 2005 key executive incentive bonus plan for executive officers be adopted; and that the components of other compensation provided to the Company’s executive officers will also remain the same in 2005 as in 2004. The Compensation Committee presented these determinations as recommendations to the Board of Directors of the Company, and the Board adopted these recommendations.
     In considering the factors and policies, the Compensation Committee reviewed various matters, including:
•	The Hay Group was most recently engaged in 2004 and issued a compensation report in February, 2004. This report compared each element of the Company’s base salary, total cash and total direct compensation for executive officers to the Hay Group’s all-company executive compensation survey and to a peer group of fourteen companies in consumer products and specialty chemical industries. The peer group had median revenues of $30.3 million as of the most recent fiscal year end available to the Hay Group. The report concluded that:
The aggregate total direct compensation levels (consisting of base salary, annual incentive and present value of long-term incentives) of the Company’s four executives fall between the 25th and 50th percentile levels of the peer group and approximate the 25th percentile level of the general industry market, in the aggregate.
For the chief executive officer of the Company, actual total direct compensation levels are below the median of the markets by approximately 20% to 25%.
Aggregate total cash compensation levels (consisting of base salary and annual incentive) of the Company’s four executive officers are within +/-5% of the median of each of the peer group and general industry group.
In the aggregate, base salary levels of the Company’s four executive officers approximate the 75th percentile level of the peer group market and exceed the 75th percentile level of the general industry market.
As noted in the report, no annual incentives were paid in 2003, and therefore the actual total cash compensation equals base salary in the case of the Company.

•	The Company experienced a loss in 2004.

•	In 2004 the executive officers reinvigorated Scott’s Liquid Gold for wood, with a resulting increase in sales of that product and increased distribution of that product in the United States.

•	The Company introduced a line extension for Scott’s Liquid Gold for wood.

•	The Company increased sales of Touch of Scent in 2004.

•	The Company worked on repositioning Alpha Hydrox, which should impact sales in 2005.

•	The Company expanded distribution of Montagne Jeunesse products.

•	The Company has actively been working on other possible new products.

•	The Company has generally paid well its employees as part of its philosophy that good employees who are paid well and stay with the Company can contribute significantly to the successes of the Company’s business. Many of the Company’s personnel are long-term employees.

•	Mr. Goldstein’s base salary was raised in 2003; Mr. Hinkle’s base salary was raised in 2003; Mr. Johnson’s base salary was last changed when he became an executive officer in October, 2000; and Mr. Passantino’s base salary has remained unchanged since prior to the time of his becoming an executive officer in November, 2002.

•	The base salaries, as determined by the Committee, and any bonus in 2005 were expected to be tax deductible, without being subject to a limitation on the deductibility or certain compensation in excess of $1 million under the Internal Revenue Code.

•	The existing form of bonus plan emphasizes performance and successes achieved by the executives, and this form of bonus plan as well as other components of compensation have been in effect for a number of years.
     During 2005, the Compensation Committee granted stock options to the Company’s President and Chief Executive Officer as well as the other executive officers for the reasons indicated above. The Compensation Committee also took into account options which were expiring during 2005, options granted to other employees, the accounting treatment which became effective for options on January 1, 2006 and their subjective judgment in regard to the executive’s performance.
     Since 1992, the Compensation Committee has engaged a consultant on matters of comparable compensation every three years. The Hay Group was most recently engaged in 2004 and issued a report in February, 2004 as indicated above.
     In conclusion, the Compensation Committee believes that the levels of compensation for the Company’s executive officers have been fair and appropriate.
COMPENSATION COMMITTEE
Carl A. Bellini
Dennis H. Field
Gerald J. Laber
Mark E. Goldstein
February 22, 2006

Stock Performance Graph
There follows a graph, constructed for the Company, comparing the cumulative total shareholder return of Scott’s Liquid Gold-Inc. common stock to the Hemscott Market Index (see below), and to a selected peer group.
Fiscal year ended December 31
Assumes $100 invested on January 1, 2001
in the Company, the Peer Group,
The Hemscott Market Index
and assumes the reinvestment of any dividends
Note: The foregoing graph was prepared for the Company by Hemscott, Inc. (formerly known as CoreData). The peer group selected by the Company consists of companies which use the standard industrial classification of specialty cleaning and sanitation and which are publicly held, and other publicly held companies which are partially or entirely engaged in the cosmetics business. The Company believes that, within its industry classes, the assembly of a peer group is difficult because the Company competes with other companies that are significantly larger than Scott’s Liquid Gold-Inc., including two major companies which are not publicly traded.
     The following companies comprise the peer group: Avon Products, Inc., CCA Industries, Inc., Chattem, Inc., Clorox Co., Del Laboratories, Inc., and Procter & Gamble Co. The Hemscott Market Index, a published index, is a broad based common stock index, taking into account the market value of all of the companies on the New York Stock Exchange, American Stock Exchange and NASDAQ (including the National Market, Small Cap and OTC Bulletin Board) issues followed by Hemscott, Inc. totaling over 10,000 issues. The index is fully adjusted for stock splits and stock dividends.
Compensation of Directors
     Four directors are full-time executive officers of the Company and receive no additional compensation for service as a director. Carl A. Bellini, Dennis H. Field, and Gerald J. Laber are non-employee directors. The Company pays $2,500 per month to each non-employee director for his services as director.

     On January 15, 1993, the Company’s Board of Directors adopted the Company’s 1993 Stock Option Plan for Outside Directors, which was approved by the Company’s shareholders on May 5, 1993. The 1993 Plan provides for the granting of options to directors who are not employees of the Company. The purpose of the 1993 Plan is to further the growth and development of the Company by providing an incentive to outside directors of the Company, by increasing their involvement in the business and affairs of the Company, by helping the Company to attract and retain well qualified directors and/or by rewarding directors for their past dedication to the Company. The 1993 Plan became effective on January 15, 1993 and expired January 15, 2003.
     A maximum of 400,000 shares of the Company’s common stock were available for issuance upon the exercise of options granted under the 1993 Plan. The number of shares subject to outstanding options, and the exercise price per share of such options are subject to adjustment on account of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations or exchanges of stock, or other similar circumstances.
     The 1993 Plan is administered by the Board of Directors or a committee appointed by and serving at the pleasure of the Board of Directors, consisting of no fewer than two directors. The 1993 Plan is currently administered by the Board of Directors. At March 14, 2006, options to purchase 100,000 shares of the Company’s common stock were outstanding under the Plan. Except for the exercise of options for 100,000 shares by a director, who resigned from the Board during 1999, no options had been exercised under the 1993 Plan on or prior to December 31, 2005.
     The non-employee directors are also eligible to receive grants of options under the 1998 and 2005 Stock Option Plans. Other eligible persons under the 1998 and 2005 Plans are all full-time employees of the Company, and the Plans have been used primarily to provide options to full-time employees. Options granted to non-employee directors under the 1998 and 2005 Plans consist of options for a total of 370,000 shares, of which 75,000 options have expired without being exercised.
     As of March 14, 2006, no current non-employee director has exercised any options granted to the director. The following table describes the grant of options during the year ended December 31, 2005 to the three non-employee directors of the Company. All options granted in 2005 and previously have an exercise price equal to the fair market value as of the date of grant, are 100% vested and expire after five years.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants					for Option Term
	Number of
	Securities	% of Total Options
	Underlying Options	Granted to
	Granted	Employees in	Exercise or Base
Name	( #)(2)(3)	Fiscal Year	Price ($/Share)	Expiration Date	5%($)(1)	10%($)(1)
Carl A. Bellini	30,000	3.1%	0.54	May 3, 2010	$4,476	$ 9,890
Carl A. Bellini	25,000	2.6%	0.60	August 22, 2010	$4,144	$ 9,158
Carl A. Bellini	30,000	3.1%	0.60	August 22,2010	$4,973	$10,989
Dennis H. Field	25,000	2.6%	0.60	May 3, 2010	$4,144	$ 9,158
Gerald J. Laber	30,000	3.1%	0.60	August 22, 2010	$4,973	$10,989
Gerald J. Laber	30,000	3.1%	0.96	December 13, 2010	$7,957	$17,583

(1)	Assumes 5% and 10% growth per year based upon May 4, 2005 price of $0.54/share for the options expiring May 3, 2010, a price of $.60/share on August 23, 2005 for the options expiring August 22, 2010, and a price of $0.96/share on December 14, 2010 for the options expiring December 13, 2010.

(2)	See prior discussion of the 1998 and 2005 Stock Option Plans for information regarding the terms of such plans.

(3)	Mr. Field had an option for 25,000 shares which expired on December 3, 2005. Mr. Bellini had an option for 30,000 shares which expired August 15, 2005 and an option for 25,000 shares which expired December 3, 2005..
     The following table summarizes information with respect to the value of each non-employee director’s unexercised stock options at December 31, 2005:

	Year End Option Values
	Number of Securities Underlying		In-the-Money Value of Unexercised
	Unexercised Options at Year End		Options at Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Carl A. Bellini	135,000	0	$51,900	0
Dennis H. Field	170,000	0	$63,300	0
Gerald J. Laber	90,000	0	$16,800	0

(1)	The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company’s stock at December 31, 2005 over the per share exercise price multiplied by the number of unexercised options.
CERTAIN TRANSACTIONS
     The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.
     The principal and controlling owner of Montagne Jeunesse, Gregory Butcher owned beneficially, to the knowledge of the Company, at March 14, 2006, approximately 7.1% of the Company’s outstanding common stock. The Company has a distributorship agreement with Montagne Jeunesse, which was first established prior to Mr. Butcher’s ownership of any shares in the Company and under which the Company purchases from Montagne Jeunesse, and sells in the United States, sachets of Montagne Jeunesse containing skin care and other beauty care products. During 2005, the Company’s purchases of these sachets from Montagne Jeunesse were in the amount of $4,959,900. The Company’s sales of Montagne Jeunesse products accounted in 2005 for a significant portion of the Company’s total net revenues.
SECTION 16 REPORTS
     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. To the Company’s knowledge, there was full compliance with all Section 16(a) filing requirements applicable to those persons for reports filed in 2005, except that each of the directors and executive officers did not timely file two Form 4s, one for each of two grants of stock options during 2005.

COMPANY ACCOUNTANTS
General
     Ehrhardt, Keefe, Steiner & Hottman PC has been selected by the Audit Committee of the Board of Directors as the Company’s independent auditors for the fiscal year ended December 31, 2006. Ehrhardt, Keefe, Steiner and Hottman PC has been the Company’s independent auditors since June, 2003. A representative of Ehrhardt, Keefe, Steiner & Hottman PC is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if the representative so desires. Such representative also is expected to be available to respond to appropriate questions at that time.
REPORT OF AUDIT COMMITTEE
March 9, 2006
To the Board of Directors of Scott’s Liquid Gold-Inc.:
     We have reviewed and discussed with management the Company’s audited financial statements. We have discussed with Ehrhardt, Keefe, Steiner & Hottman PC, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.
     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and filed with the Securities and Exchange Commission.
     The Audit Committee is composed of the three directors named below, all of whom are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards.
     The Board has adopted a written charter for the Audit Committee.
     Submitted by the members of the Audit Committee of the Board of Directors.
Gerald J. Laber, Chairman
Carl A. Bellini
Dennis H. Field

Disclosure of Auditor Fees
     The following is a description of the fees billed to the Company by its independent auditor (Ehrhardt, Keefe, Steiner & Hottman PC) for each of the years ended December 31, 2005 and 2004.

Audit and Non-Audit Fees	2005	2004
Audit fees	$47,607	$47,910
Audit-related fees	34,620	23,872
Tax fees	1,800	30,650
All other fees	15,470	14,770

Total	$99,497	$117,202

     Audit fees are for the audit of the Company’s annual financial statements and the review of the Company’s Form 10-K. Audit-related fees include review of the Company’s interim financial statements and Forms 10-Q, required review of certain filings with the SEC and issuance of consents and review of correspondence between the Company and the SEC. Tax fees primarily include tax compliance, tax advice, including the review of, and assistance in the preparation of, federal and state tax returns. All other fees in 2005 relate to audit of the three employee benefit plans of the Company.
Policy on Pre-Approval of Audit and Non-Audit Services
     The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated limited pre-approval authority to its chairperson. The chairperson is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.
SHAREHOLDER PROPOSALS
     Shareholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before November 29, 2006. Also, persons named in the proxy solicited by the Board of Directors of the Company for its year 2007 annual meeting of shareholders may exercise discretionary authority on any proposal presented by a shareholder of the Company at that meeting if the Company has not received notice of the proposal by February 12, 2007.
2005 ANNUAL REPORT ON FORM 10-K
     Shareholders who wish to obtain, without charge, a copy of the Company’s Form 10-K report for the year ended December 31, 2005 in the form filed with the Securities and Exchange Commission should address a written request to Dennis P. Passantino, Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Denver, Colorado 80239. The Company’s annual report to shareholders consists of such Form 10-K and accompanies this proxy statement.

SOLICITATION OF PROXIES
     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of pocket expenses incurred by them in so doing.
OTHER BUSINESS
     As of the date of this Proxy Statement, Management was not aware that any business not described above would be presented for consideration at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.
     The above Notice and Proxy Statement are sent by order of the Board of Directors.

Dennis P. Passantino
Corporate Secretary
Denver, Colorado
March 29, 2006

SCOTT’S LIQUID GOLD-INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 3, 2006
9:00 A.M. Mountain Time
4880 HAVANA STREET
DENVER, COLORADO 80239

Scott’s Liquid Gold-Inc. 4880 Havana Street Denver, Colorado 80239	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 3, 2006, at 9:00 A.M. Mountain Time.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Item 1.
By signing the proxy, you revoke all prior proxies and appoint Mark E. Goldstein, Jeffrey R. Hinkle, Jeffry B. Johnson and Dennis P. Passantino, and each of them acting in the absence of the others, with full power of substitution, as your proxies to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

ò Please detach here ò
The Board of Directors Recommends a Vote FOR Item 1.

1.	Election of directors:	01	Mark E. Goldstein	05	Carl A. Bellini		Vote FOR		Vote WITHHELD
		02	Jeffrey R. Hinkle	06	Dennis H. Field	☐	all nominees	☐	from all nominees
		03	Jeffry B. Johnson	07	Gerald J. Laber		(except as marked)
		04	Dennis P. Passantino

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL ONE.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.